EXHIBIT 10.6

LICENSE AGREEMENT

BETWEEN

DR. MAHMOUD H. el KOUNI,

DR. FARDOS M. N. NAGUIB,

DR. RAYMOND SCHINAZI

AND

PHARMASSET, LTD.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS		1
1.1	Affiliate	1
1.2	“Agreement” or “License Agreement	1
1.3	Effective Date	1
1.4	Field of Use	1
1.5	First Commercial Sale	1
1.6	IND	2
1.7	Indemnitees	2
1.8	Licensed Patents	2
1.9	Licensed Product	2
1.10	Licensed Technology	2
1.11	NDA	2
1.12	Net Selling Price	2
1.13	Party	3
1.14	Phase II	3
1.15	Sale or Sold	3
1.16	Sublicensee	3
1.17	Sublicense Payments	3
1.18	Sublicense Royalties	4
1.19	Valid Claim	4
ARTICLE 2. GRANT OF LICENSE		4
2.1	License Grant from Dr. el Kouni	4
2.2	License Grant from Dr. Naguib	4
2.3	License Grant from Dr. Schinazi	4
2.4	Retained License	4
2.5	Sublicense Rights	4
2.6.	Diligence and Commercialization	5
2.7.	Lack of Diligence	5
ARTICLE 3. PAYMENT OBLIGATIONS		5
3.1.	License Fee	5
3.2.	Reimbursement of Patent Expenses	5
3.3.	Milestone Payments	6
3.4.	Royalties	6
ARTICLE 4. REPORTS AND PAYMENTS		7
4.1	Payments	7
4.2	Progress Reports	7
4.3	Royalty Reports	7
4.4	Currency Conversion	8
4.5	Interest	8
ARTICLE 5. RECORDS		8
5.1	Records of Sales	8
5.2	Audit of Records	8
ARTICLE 6. PATENT PROSECUTION		9
6.1	Prosecution and Maintenance of Licensed Patents	9
6.2.	Extension of Licensed Patents	9
6.3	Further Obligations	9

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ARTICLE 7. ABATEMENT OF INFRINGEMENT		10
7.1	Infringement	10
7.2	Abandonment of Infringement	11
ARTICLE 8. CONFIDENTIALITY		11
8.1	Confidential Information	11
8.2	Disclosure of Confidential Information	12
8.3	Prior Agreements	12
ARTICLE 9. LIMITED WARRANTY, MERCHANTABILITY AND EXCLUSION OF WARRANTIES		12
9.1	Limited Warranty	12
ARTICLE 10. DAMAGES, INDEMNIFICATION, AND INSURANCE		12
10.1	No Liability	12
10.2	Indemnification	13
10.3	No Patent Infringement Suit	13
10.4	Insurance	13
10.5	Notice of Claims	13
ARTICLE 11. TERM AND TERMINATION		13
11.1	Term	13
11.2	Termination by Dr. el Kouni, Dr. Naguib and Dr. Schinazi	14
11.3	Notice of Bankruptcy	14
11.4	Exercise	14
11.5	Failure to Enforce	14
11.6	Termination by Pharmasset	14
11.7	Effect	15
11.8	Survival	15
ARTICLE 12. ASSIGNMENT		15
ARTICLE 13. ARBITRATION		15
ARTICLE 14. MISCELLANEOUS		16
14.1	Export Controls	16
14.2	Legal Compliance	16
14.3	Independent Contractor	16
14.4	Patent Marking	16
14.5	Use of Names	16
14.6	Place of Execution	16
14.7	Governing Law	16
14.8	Entire Agreement	16
14.9	Severability	17
14.10	Force Majeure	17
ARTICLE 15. NOTICES		17

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LICENSE AGREEMENT

THIS LICENSE AGREEMENT is made by and between Pharmasset Ltd., a corporation organized under the laws of Barbados (“Pharmasset”), Dr. el Kouni an individual residing in the State of Alabama, USA (“Dr. el Kouni”), Dr. Naguib an individual residing in the State of Alabama, USA and (“Dr. Naguib”) and Dr. Raymond Schinazi, an individual residing in the State of Georgia, U.S.A. (“Dr. Schinazi”).

WITNESSETH:

WHEREAS, Dr. Mahmoud H. el Kouni, Dr. Fardos N. M. Naguib and Dr. Raymond F. Schinazi are the co-inventor and owner of certain intellectual property rights, including U.S. and European patents and application listed in Exhibit A, entitled “Novel inhibitors, their synthesis, and methods for use” and have the right to grant licenses to this intellectual property.

WHEREAS, Pharmasset is a company dedicated to the development and production of antiviral compounds and desires to obtain a license to the patent application referenced above, and all U.S. and corresponding foreign patents issuing therefrom.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pharmasset, Dr. el Kouni, Dr. Naguib, and Dr. Schinazi agree as follows:

ARTICLE 1. DEFINITIONS

The following terms, whether used in the singular or plural, shall have the following meanings:

1.1 “Affiliate” shall mean any corporation, partnership, or other business entity which is directly or indirectly controlled by Pharmasset or any entity which directly or indirectly controls Pharmasset. “Controls” as used herein means owns directly or indirectly at least thirty percent (30%) of the outstanding voting securities.

1.2 “Agreement” or “License Agreement” shall mean this Agreement, including all Exhibits attached to this Agreement.

1.3 “Effective Date” means the later of (i) the date on which Pharmasset executes this Agreement, (ii) the date on which Dr. el Kouni executes this Agreement, (iii) the date on which Dr. Schinazi executes this Agreement, or (iv) the date on which Dr. Naguib executes this Agreement.

1.4 “Field of Use” shall mean all human antiviral (including HIV) and anticancer applications and uses.

1.5 “First Commercial Sale” means, with respect to each Licensed Product, the first commercial sale by Pharmasset, its Affiliates, sublicensees and/or distributors of such Licensed Product, other than for clinical trial purposes or compassionate use.

1.6 “IND” means an Investigational New Drug Application filed with the United States Food and Drug Administration (“FDA”) in respect of the Licensed Technology.

1.7 “Indemnitees” shall mean Dr. el Kouni, Dr. Naguib, and Dr. Schinazi, and their heirs, executors, administrators, legal representatives.

1.8 “Licensed Patents” means all patents and patent applications listed in attached Exhibit A (which shall be updated as additional patents or patent applications are added to this Agreement by mutual agreement of the Parties) throughout the world, including any substitutions, extensions, reissues, reexaminations, renewals, divisions, continuations or continuations-in-part, which Dr. el Kouni, Dr. Naguib and Dr. Schinazi own, or otherwise has the right to grant licenses under.

1.9 “Licensed Product” means a product which, or the manufacture, use or sale of which, is covered by a Valid Claim of any of the Licensed Patents in the country where the product is manufactured, used or sold.

1.10 “Licensed Technology” shall mean all designs, technical information, know-how, knowledge, data, specifications, test results and other information, whether or not patented, which is known to Dr. el Kouni, Dr. Naguib and Dr. Schinazi on the date of this Agreement and is useful for the manufacture, use or sale of any Licensed Product.

1.11 “NDA” means a New Drug Application filed with the FDA relating to the Licensed Technology.

1.12 “Net Selling Price” of Licensed Products shall mean the gross invoiced price paid to Pharmasset, its Affiliates, or sublicensees by a purchaser of a Licensed Product less the following discounts: (a) customary trade, quantity and cash discounts actually allowed and taken; (b) credit actually given for rejected or returned Licensed Products; (c) freight and insurance costs, if separately itemized on the invoice paid by the customer; and (d) custom and excise taxes included in the invoiced amount, and (e) to the extent separately stated on purchase orders, invoices or other documents of Sale, all taxes including VAT and sales or similar taxes. Where a Sale is deemed consummated by a gift, use, or other disposition of Licensed Products for other than a selling price stated in cash, the term “Net Selling Price” shall mean the average gross selling price paid to Pharmasset in consideration of Sales of the same quantity of Licensed Products during the six (6) month period immediately preceding such Sale, without reduction of any kind (other than as provided for in (a) - (d) above). If no Sales of Licensed Products have occurred in the preceding six (6) months, then sales of comparable products shall be used in such determination.

“Net Selling Price” with respect to any Combination Product (a Licensed Product incorporating additional active ingredients) shall be negotiated in good faith by the parties with the intention of agreeing upon a fair and equitable formula; provided, however, that if the parties are unable to agree upon such definition within a reasonable period of time, Net Selling Price with respect to such Combination Product shall mean the gross sales of such Product paid by independent customers, less all the allowances, adjustments, reductions, discounts, taxes, duties, rebates or other charges referred to in the above definition of Net Selling Price multiplied by a

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

fraction, the numerator of which shall be the average invoice price per gram of compound contained in the most comparable stock keeping unit of Licensed Product having the compound as the sole active ingredient during the applicable royalty period in a country of the Licensed Territory, when such comparable Licensed Product is Sold for the same indication as such Combination Product and the denominator of which shall be the average invoice price per gram of the compound sold alone as described immediately above plus the average invoice price(s) per gram of the other active ingredient(s) contained in such Combination Product in such country during the applicable royalty period when such active ingredients are Sold alone for the same indication as such Combination Product. If there is no average invoice price per gram in a given country for a compound or for one or more of the active ingredients comprising a Combination Product, Net Selling Price with respect to such Combination Product shall be deemed to be [***] Percent ([***]%) of the gross Sales of such Combination Product paid by independent customers, less all the allowances, adjustments, reductions, discounts, taxes, duties, rebates or other charges referred to in the above definition of Net Selling Price.

1.13 “Party” means Pharmasset or Dr. el Kouni or Dr. Naguib or Dr. Schinazi; “Parties” means Pharmasset and Dr. el Kouni, Dr. Naguib and Dr. Schinazi.

1.14 “Phase II” means the first controlled FDA approved first controlled clinical trials conducted with a limited number of human patients and are designed to measure the effectiveness of a new pharmaceutical product, that is, the effective dose and regiment for further study in larger clinical trials. Completion of Phase II represents a milestone to then begin the Phase III clinical trials that are pivotal to product approval.

1.15 “Sale or Sold” shall mean the sale, transfer, exchange, or other disposition of Licensed Products whether by gift or otherwise, including but not limited to the use of Licensed Products by any person authorized by Pharmasset other than Pharmasset. Neither (a) the provision of Licensed Products, prior to the approval of Licensed Products in a country and pursuant to a requirement issued by the appropriate governmental agency in that country, for consumption by or administration to persons for humanitarian purposes or compassionate use, (b) the provision of Licensed Products for use in clinical trials, nor (c) the provision of samples in reasonable quantities without charge for promotional purposes shall be deemed a Sale for the purposes of this Agreement. Sales of Licensed Products shall be deemed consummated upon the first to occur of: (a) receipt of payment from the purchaser; (b) delivery of Licensed Products to the purchaser or a common carrier; (c) release of Licensed Products from consignment; (d) if deemed Sold by use, when first put to such use; or (e) if otherwise transferred, exchanged, or disposed of whether by gift or otherwise when such transfer, exchange, gift, or other disposition occurs.

1.16 “Sublicensee” means any third party other than an Affiliate granted the right, subject to the terms and conditions of Article 2, to make, use and sell a Licensed Product, but not including a third party that is not granted the right to make such Product but merely purchases such Product in finished form for resale.

1.17 “Sublicense Payments” means sublicense fees, milestone payments and other cash consideration (excluding royalties) received by Pharmasset from a Sublicensee, provided that in no event shall Sublicense Payments include any funds provided by a Sublicensee to fund research, development, and clinical trials, to reimburse Pharmasset for research, development, and clinical trial expenses or to purchase equity securities of Pharmasset.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

1.18 “Sublicense Royalties” means royalties on sales of Licensed Product received by Pharmasset from a Sublicensee.

1.19. “Valid Claim” means a claim which (i) in the case of any unexpired United States or foreign patent, shall not have been donated to the public, disclaimed, nor held invalid or unenforceable against the other Party by a court of competent jurisdiction in an unappealed or unappealable decision, or (ii) in the case of any United States or foreign patent application, shall not have been cancelled, withdrawn, abandoned nor been pending for more than [***] ([***]) years.

ARTICLE 2. GRANT OF LICENSE

2.1 License Grant from Dr. el Kouni. Dr. el Kouni hereby grants to Pharmasset, and Pharmasset hereby accepts, an exclusive sublicense, including the right to grant further sublicenses pursuant to Section 2.5, under the Licensed Patents in Exhibit A to make, have made, use, import, offer for sale, and sell Licensed Products covered by such Licensed Patents only and to practice Licensed Technology with respect to such Licensed Patents only for the Field of Use during the term of the Agreement.

2.2 License Grant from Dr. Naguib. Dr. Naguib hereby grants to Pharmasset, and Pharmasset hereby accepts, an exclusive sublicense, including the right to grant further sublicenses pursuant to Section 2.5, under the Licensed Patents in Exhibit A to make, have made, use, import, offer for sale, and sell Licensed Products covered by such Licensed Patents only and to practice Licensed Technology with respect to such Licensed Patents only for the Field of Use during the term of the Agreement.

2.3 License Grant from Dr. Schinazi. Dr. Schinazi hereby grants to Pharmasset, and Pharmasset hereby accepts, an exclusive license, including the right to grant sublicenses pursuant to Section 2.5, under the Licensed Patents in Exhibit A to make, have made, use, import, offer for sale, and sell Licensed Products covered by such Licensed Patents only and to practice Licensed Technology with respect to such Licensed Patents only for the Field of Use during the term of the Agreement.

2.4 Retained License. Left blank intentionally.

2.5. Sublicense Rights. Pharmasset shall have the right to grant sublicenses under the sublicense granted pursuant to Section 2.1 above, and under the license granted pursuant to Section 2.2 above and under the license granted pursuant to Section 2.3 above to parties with whom Pharmasset has agreed to jointly develop and/or commercialize Licensed Products; provided that any sublicense granted by Pharmasset under this Agreement shall be subject and subordinate to, and consistent with, the terms and conditions of this Agreement, and shall provide that any such sublicensee shall not further sublicense except on terms consistent with this Section 2.4. Pharmasset shall provide Dr. el Kouni, Dr. Naguib and Dr. Schinazi with a copy of any sublicense granted pursuant to this Section 2.4 within one (1) month after the execution thereof. Such copy may be redacted to exclude confidential scientific information and other information required by a sublicensee to be kept confidential, provided that all relevant financial terms and information shall be retained therein. In the event of a material default by any sublicensee under a sublicense agreement, Pharmasset will inform Dr. el Kouni, Dr. Naguib and Dr. Schinazi and take such action, after consultation with Dr. el Kouni, Dr. Naguib and Dr. Schinazi, which in Pharmasset’s reasonable business judgment will address such default.

2.6. Diligence and Commercialization. Pharmasset shall use its reasonable best efforts, either directly or through Affiliates or sublicensees, throughout the term of this Agreement to bring Licensed Products to market through a thorough, vigorous, and diligent program for exploitation of the right and license granted in this Agreement to Pharmasset and to create, supply, and service as extensive a market as possible. In no instance shall Pharmasset’s reasonable best efforts be less than efforts customary in Pharmasset’s industry.

2.7. Lack of Diligence. If Dr. el Kouni, Dr. Naguib and Dr. Schinazi conclude that Pharmasset is not diligent in development or Sales of Licensed Products pursuant to Article 2.5 for any reason other than (a) the withholding by a regulatory agency or marketing approval despite Pharmasset’s diligent effort to obtain such approval; (b) unanticipated technical or scientific problems which have been promptly reported to Dr. el Kouni, Dr. Naguib and Dr. Schinazi in writing; or (c) other causes beyond the reasonable control of Pharmasset which have been promptly reported to Dr. el Kouni, Dr. Naguib and Dr. Schinazi in writing; then Dr. el Kouni, Dr. Naguib and Dr. Schinazi may give notice to Pharmasset stating the basis for its conclusion and, upon the request of Dr. el Kouni, Dr. Naguib and Dr. Schinazi, Pharmasset shall show cause why the license granted hereunder should not be terminated. If within ninety (90) days after Pharmasset’s receipt of said notice, the parties have not resolved the matter through good faith negotiations in a mutually acceptable manner, the parties shall submit the dispute to arbitration under the provisions of Article 13 of this Agreement.

ARTICLE 3. PAYMENT OBLIGATIONS

3.1. License Fee. In consideration of the rights granted to Pharmasset under this Agreement, Pharmasset shall pay to Dr. el Kouni, Dr. Naguib and Dr. Schinazi the following non-refundable, non-creditable license fee on the Effective Date:

To Dr. Mahmoud H. el Kouni:	17,500 Common Stock Options at US$1.00 and,

To Dr. Fardos N. M. Naguib:	17,500 Common Stock Options at US$1.00 and,

To Dr. Raymond F. Schinazi:	35,000 Common Stock Options at US$1.00

Options will be exercisable for a period of 10 years starting from March 1, 1999.

3.2. Reimbursement of Patent Expenses. Pharmasset will issue 18,000 preferred shares Series A (price of $1.00 at time of signing) to Dr. el Kouni and Pharmasset will forgive $20,000 of the obligation of Dr. Schinazi under that certain Promissory Note, dated January 29, 1999, made by Dr. Schinazi to Pharmasset in the original principal amount of $320,500 in partial reimbursement of patents costs associated with the technology listed in Exhibit A. In addition, Dr. el Kouni will be permitted to purchase 7,000 shares of preferred shares series A at the price of $1.00 if a check is received prior to April 30, 1999.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

Within thirty (30) days after the end of each calendar quarter, Dr. el Kouni and Dr. Schinazi shall provide Pharmasset with an invoiced accounting of all patent related expenses incurred by them, as described in Section 4.1, below, during such calendar quarter. Pharmasset shall reimburse all such invoiced patent related expenses within one (1) month after receipt of such accounting.

3.3. Milestone Payments. Within thirty (30) days after the occurrence of the milestones specified below, Pharmasset shall make the following non-refundable, non-creditable payments to Dr. el Kouni, Dr. Naguib and Dr. Schinazi:

To Dr. el Kouni:	Milestone	Payment
	Completion of Phase II	$[***]
	NDA Approval	$[***]

To Dr. Naguib:	Milestone	Payment
	Completion of Phase II	$[***]
	NDA Approval	$[***]

To Dr. Schinazi:	Milestone	Payment
	Completion of Phase II	$[***]
	NDA Approval	$[***]

The milestone payments in this Section 3.3 shall be payable only once, for each significant disease indication for which the milestones are applicable.

3.4. Royalties. Pharmasset shall pay to Dr. el Kouni, Dr. Naguib and Dr. Schinazi, according to the payment schedule described in subsection (b), during the applicable term described in subsection (c), earned royalties at the rate of (i) [***] percent ([***] %) of Net Sales of a Licensed Product covered by a Valid Claim in the country of sale included in the Licensed Patents and (ii) [***] percent ([***] %) of Net Sales of a Licensed Product not covered by such a Valid Claim in the country of sale, provided that in no event shall more than one royalty be due Dr. el Kouni, Dr. Naguib and Dr. Schinazi for the sale of any Licensed Product.

The earned royalties described in subsection (a) above shall be paid to Dr. el Kouni, Dr. Naguib and Dr. Schinazi according to the following schedule:

To Dr. el Kouni:	[***] percent ([***]%) of the earned royalties, and,

To Dr. Naguib:	[***] percent ([***]%) of the earned royalties, and,

To Dr. Schinazi:	[***] percent ([***]%) of the earned royalties.

Pharmasset shall be obligated to pay royalties at the rate set forth in subsection (a) (i), on a country by country basis, so long as there continues to be a Valid Claim included in the Licensed Patents that cover the applicable Licensed Product in such country. Pharmasset shall be obligated to pay royalties at the rate set forth in subsection (a) (ii), on a country by country basis, on Net

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

Sales of a Licensed Product not covered by a Valid Claim (including a Licensed Product which previously was covered by a Valid Claim) until the [***] anniversary of the First Commercial Sale of such Licensed Product in such country.

Pharmasset shall pay to Dr. el Kouni, Dr. Naguib and Dr. Schinazi [***] percent ([***]%) of Sublicense Payments.

Pharmasset shall pay to Dr. el Kouni, Dr. Naguib and Dr. Schinazi [***] percent ([***]%) of Sublicense Royalties.

Notwithstanding the foregoing, Pharmasset may deduct from royalties otherwise owed under subsections (a) and (d) [***] percent ([***]%) of any royalties or other payments required to be paid for licenses under intellectual property rights of third parties.

ARTICLE 4. REPORTS AND PAYMENTS

4.1 Payments. Unless otherwise specified, all payments required under this Agreement shall be payable within thirty (30) days of the due date for each payment. All payments due under this Agreement shall be made either by wire transfer or immediately available funds or in person or via the mail or private courier to the following address:

Dr. Mahmoud H. el Kouni

4632 Round Forest Drive

Mountain Brook, AL 35213, USA

Dr. Raymond Schinazi

1524 Regency Walk Drive

Decatur, GA 30033, USA

4.2 Progress Reports. Pharmasset will provide Dr. el Kouni, Dr. Naguib and Dr. Schinazi with semi-annual progress reports detailing the activities of Pharmasset relevant to Pharmasset’s Development Plan.

4.3 Royalty Reports. Once royalties are due, within thirty (30) days of September 30, December 31, March 31 and June 30 of each year and of the year following the termination or expiration of this Agreement, Pharmasset shall render a written report setting forth for the preceding calendar quarter, the following as may be applicable:

(a) all Sales (including Net Selling Price of each product sold) of Licensed Products by Pharmasset, its sublicensees, and its Affiliates on a country-by-country basis throughout the Licensed Territory;

(b) the amount of royalty payable hereunder;

(c) any other information reasonably necessary to show the basis on which such royalty has been computed;

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

(d) any payments due Dr. el Kouni, Dr. Naguib and Dr. Schinazi pursuant to Section 3.4(c) and 3.4(d);

(e) other income received by Pharmasset from sublicensees and the amount thereof due to Dr. el Kouni, Dr. Naguib and Dr. Schinazi accompanied by an explanation of the basis of said income and the amount of such income due Dr. el Kouni, Dr. Naguib and Dr. Schinazi; and

(f) in case no payment is due, Pharmasset shall so report.

Each royalty report shall be accompanied by the payment of all royalties due for the quarter calendar year in question.

4.4 Currency Conversion. If any Licensed Products are Sold for monies other than United States dollars, the Net Selling Price of such Licensed Products shall first be determined in the foreign currency of the country in which such Licensed Products are Sold and then converted to United States dollars at the spot rate published by The Wall Street Journal (U.S. edition) for conversion of that foreign currency into United States dollars on the last day of the quarter for which such payment is due.

4.5 Interest. Payments required under this Agreement shall, if overdue, bear interest until payment at a per annum rate [***] percent ([***]%) above the prime rate in effect as published in The Wall Street Journal on the due date. The payment of such interest shall not foreclose Dr. el Kouni, Dr. Naguib or Dr. Schinazi from exercising any other rights they may have because any payment is late.

ARTICLE 5. RECORDS

5.1 Records of Sales. During the term of this Agreement and for a period of three (3) years thereafter, Pharmasset shall keep at its principal place of business true and accurate records of all Sales in accordance with generally accepted accounting principles in the respective country where such Sales occur and in such form and manner so that all royalties owed to Dr. el Kouni, Dr. Naguib and Dr. Schinazi may be readily and accurately determined. Pharmasset shall furnish Dr. el Kouni, Dr. Naguib and Dr. Schinazi copies of such records upon Dr. el Kouni, Dr. Naguib and Dr. Schinazi’s request, which shall not be made more often than once per License Agreement Year.

5.2 Audit of Records. Dr. el Kouni, Dr. Naguib and Dr. Schinazi shall have the right, from time to time at reasonable times during normal business hours through an independent certified public accountant, to examine the records of Pharmasset in order to verify the calculation of any royalties payable under this Agreement. Such examination and verification shall not occur more than once each License Agreement Year and the calendar year immediately following termination of this Agreement. Unless otherwise agreed in writing by Pharmasset, the fees and expenses of performing such examination and verification shall be borne by Dr. el Kouni, Dr. Naguib and Dr. Schinazi.

If such examination reveals an underpayment by Pharmasset of more than five percent (5%) for any quarter examined, Pharmasset shall pay Dr. el Kouni, Dr. Naguib and Dr. Schinazi the amount of such underpayment plus interest and shall reimburse Dr. el Kouni, Dr. Naguib and Dr. Schinazi for all expenses of the accountant reasonably incurred in performing the examination.

ARTICLE 6. PATENT PROSECUTION

6.1 Prosecution and Maintenance of Licensed Patents. The prosecution and maintenance of the Licensed Patents shall be the primary responsibility of Pharmasset, with assistance from Dr. el Kouni, Dr. Naguib and Dr. Schinazi. Dr. el Kouni and Dr. Naguib shall keep Pharmasset informed as to all developments with respect to Licensed Patents to the extent that Dr. el Kouni and Dr. Naguib is so informed. Pharmasset shall be afforded reasonable opportunities to advise Dr. el Kouni and Dr. Naguib, and cooperate with Dr. el Kouni, Dr. Naguib and Dr. Schinazi in such prosecution and maintenance.

Pharmasset, upon ninety (90) days advance written notice to Dr. el Kouni, Dr. Naguib and Dr. Schinazi, may advise Dr. el Kouni, Dr; Naguib and Dr. Schinazi that it no longer wishes to pay expenses for filing, prosecuting or maintaining one or more Licensed Patents. Dr. el Kouni, Dr. Naguib and Dr. Schinazi may, at its option, elect to pay such expenses or permit such Licensed Patents to become abandoned or lapsed in the event that the Licensors elect not to pay such expenses. If Dr. el Kouni, Dr. Naguib and Dr. Schinazi elects to pay such expenses, such patents shall not be subject to any license granted to Pharmasset hereunder.

6.2. Extension of Licensed Patents. Left blank intentionally

6.3 Further Obligations.

(a) Except as otherwise provided in Article 7, each party’s responsibilities for patent prosecution activities pursuant to this Article 6 shall also include ex parte and inter partes activities relating to the relevant patent applications and patents, including all interference, opposition and observation proceedings before any patent offices and litigation to determine the validity, enforceability, allowability or subsistence of such patent applications and patents. Each party agrees to give due consideration to the other party’s or its sublicensee’s position with respect to any such patent prosecution activities, (which term as used herein, shall include without limitation, any inter partes activities of the type described in the first sentence of this subparagraph (a)). In the event a party fails to initiate or pursue any patent prosecution activities for which it is responsible, or having commenced such patent prosecution activities, declines to pursue such patent prosecution activities, it shall give notice to the other party pursuant to the applicable provisions of subparagraph (b) below and the other party or its sublicensees, as applicable, may initiate, pursue or assume such patent prosecution activities, at its sole expense.

(b) In conducting its patent prosecution activities under this License Agreement, each party hereto shall use the patent attorneys selected by Pharmasset. In addition to the other obligations set forth in this Article 6, each party undertakes to keep the other party and, if applicable such other party’s sublicensee throughout the term of this License Agreement regularly informed of the status and progress of the patent prosecution activities it undertakes under this, License Agreement including, but not limited to, supplying the other party or its sublicensee, as applicable, upon reasonable request and at reasonable intervals, with the correspondents with the United States, Japan and European patent office counterparts with respect to the United States, Japan and European patents and patent applications. To the extent that a party has not previously done so, or promptly upon request by the other party or its sublicensee, in order to assist such other party or its sublicensees in connection with any of its activities or the exercise of any of its rights pursuant to Article 6, such party shall provide the other party or its sublicensee with such additional relevant documentation which such other party or its sublicensee may reasonably request relating to such patent applications and patents in the Licensed Patents, including but not limited to, copies thereof and access to laboratory notebooks, other supporting data and relevant employees. If a party decides to abandon or allow to lapse any patent application or patent or not to initiate or any other patent prosecution activity for which it has patent prosecution responsibility pursuant to this Article 6, it shall give the other party or its sublicense notice thereof in a sufficiently timely manner so as to enable such other party or its sublicensee to determine whether to assume patent prosecution activity in connection therewith. Each party shall use its best efforts to give such notice at least sixty (60) days before any abandonment, lapse or any other relevant deadline.

(c) Pharmasset and Dr. el Kouni, Dr. Naguib and Dr. Schinazi agree that, during the term of any sublicensee agreement, the rights of Pharmasset under this Article 6 shall be exercised, if at all, by its sublicense with respect to all patent prosecution activities in any country in which a sublicense agreement is then in effect. With respect to such patent prosecution activities, Dr. el Kouni, Dr. Naguib and Dr. Schinazi shall communicate with such sublicensee directly.

ARTICLE 7. ABATEMENT OF INFRINGEMENT

7.1 Infringement. Pharmasset shall promptly inform Dr. el Kouni, Dr. Naguib and Dr. Schinazi and Dr. el Kouni, Dr. Naguib and Dr. Schinazi will promptly notify Pharmasset of any suspected infringement of any Licensed Patents. During the term of this Agreement, Dr. el Kouni, Dr. Naguib and Dr. Schinazi and Pharmasset shall have the right to institute an action for infringement of the Licensed Patents against such third party in accordance with the following:

(a) If Dr. el Kouni, Dr. Naguib and Dr. Schinazi and Pharmasset, agree to institute suit jointly, the suit shall be brought in all their names and the out-of-pocket costs thereof shall be borne equally. Any recovery or settlement received by Dr. el Kouni, Dr. Naguib and Dr. Schinazi and/or Pharmasset for punitive or exemplary damages shall be shared 50% by Pharmasset and 50% by Dr. el Kouni, Dr. Naguib and Dr. Schinazi, collectively, and any other recovery or settlement received, including compensatory damages or damages based on a loss of revenues, shall be paid to Pharmasset, and Pharmasset shall pay to Dr. el Kouni, Dr. Naguib and Dr. Schinazi an amount representing the royalty which would have been paid by Pharmasset on such amount in accordance with the provisions of Article 3 had such amount been accrued by Pharmasset as Sales. The parties shall agree upon the manner in which they shall exercise control over such action and may, if they so desire, also be represented by separate counsel of their own such action and may, if they so desire, also be represented by separate counsel of their own selection. The fees of which counsel shall be paid by the respective parties so represented;

(b) In the absence of agreement to institute a suit jointly, Dr. el Kouni, Dr. Naguib and Dr. Schinazi may institute suit and, at its option, name Pharmasset as plaintiff. Dr. el Kouni, Dr. Naguib and Dr. Schinazi shall bear the entire cost of such litigation, including defending any counterclaims brought against Pharmasset and paying any judgments rendered against Pharmasset, and Dr. el Kouni, Dr. Naguib and Dr. Schinazi shall be entitled to retain the entire amount of any recovery or settlement; and

(c) In the absence of agreement to institute suit jointly and if Dr. el Kouni, Dr. Naguib and Dr. Schinazi have decided not to join in or institute a suit, as provided in (a) - (c) above, Pharmasset may institute suit and at its option name Dr. el Kouni, Dr. Naguib and Dr. Schinazi as plaintiffs. Pharmasset shall bear the enter cost of such litigation, including defending any considerations brought against Dr. el Kouni, Dr. Naguib and Dr. Schinazi and paying any judgments rendered against Dr. el Kouni, Dr. Naguib and Dr. Schinazi, and Pharmasset shall be entitled to retain the entire amount of any recovery or settlement.

7.2 Abandonment of Infringement. Should either Dr. el Kouni, Dr. Naguib and Dr. Schinazi or Pharmasset commence a suit under the provisions of this Article and thereafter elect to abandon such suit, the abandoning party shall give timely notice to the other parties who may, if so desired, continue prosecution of such suit, provided that the sharing of expenses and any recovery in such suit shall be as agreed upon between Dr. el Kouni, Dr. Naguib and Dr. Schinazi and Pharmasset.

ARTICLE 8. CONFIDENTIALITY

8.1 Confidential Information. Pharmasset shall not, without the express written consent of Dr. el Kouni, Dr. Naguib and Dr. Schinazi, for any reason or at any time for a period of five (5) years from the Effective Date of this Agreement, disclose to third parties any information disclosed in the Licensed Patents or Licensed Technology or any other information pertaining to the Licensed Patents and Licensed Technology disclosed to Pharmasset by Dr. el Kouni, Dr. Naguib and Dr. Schinazi, (such information shall be collectively referred to as “Proprietary Information”). This obligation of nondisclosure shall not extend to information:

(a) which Pharmasset can demonstrate through documentation to have been within Pharmasset’s legitimate possession prior to the time of disclosure of such information to Pharmasset by Dr. el Kouni, Dr. Naguib and Dr. Schinazi;

(b) which was in the public domain prior to disclosure by Dr. el Kouni, Dr. Naguib and Dr. Schinazi, as evidenced by documents published prior to such disclosure;

(c) which, after disclosure by Dr. el Kouni, Dr. Naguib and Dr. Schinazi, comes into the public domain through no fault of Pharmasset;

(d) which is disclosed to Pharmasset by a third party having legitimate possession of the information and the unrestricted right to make such disclosure.

(e) which is disclosed in the issued Licensed Patents.

8.2 Disclosure of Confidential Information. Notwithstanding the provisions of Section 8.1 above, and to the extent necessary:

(a) a party may disclose and use the other party’s information for purposes of securing the registration of, and of governmental approval to market, pursuant to this Agreement, any Licensed Products;

(b) a party may disclose and use the other party’s information where the disclosure and use of such will be necessary to the procurement of patent protection, pursuant to this Agreement, for a Licensed Product;

(c) a party may disclose and use the other party’s information to the extent that it is necessary to aid in the development and commercialization, pursuant to this Agreement, of any Licensed Product provided that any such disclosure of the disclosing party’s information shall be in confidence and subject to provisions the same, or substantially the same, as those in Section 8.1 hereof.

8.3 Prior Agreements. The provisions of this Agreement supersede and shall be substituted for any terms of any prior confidentiality agreement between Pharmasset and Dr. el Kouni, Dr. Naguib and Dr. Schinazi which are not consistent with this Agreement.

ARTICLE 9. LIMITED WARRANTY, MERCHANTABILITY

AND EXCLUSION OF WARRANTIES

9.1 Limited Warranty. Dr. el Kouni, Dr. Naguib and Dr. Schinazi represent and warrant that they have the right and authority to enter into this Agreement and that neither the execution of this Agreement nor the performance of its obligations hereunder will constitute a breach of the terms and provisions of any other agreement to which Dr. el Kouni, Dr. Naguib and Dr. Schinazi are parties. Dr. el Kouni, Dr. Naguib and Dr. Schinazi do not warrant the validity of the Licensed Patents licensed hereunder and make no representation whatsoever with regard to the scope of the Licensed Patents or that such Licensed Patents may be exploited by Pharmasset or its Affiliates without infringing other patents.

Pharmasset possesses the necessary expertise and skill in the technical areas in which the Licensed Products and Licensed Technology are involved to make, and has made, its own evaluation of the capabilities, safety, utility, and commercial application of the Licensed Patents and Licensed Technology. ACCORDINGLY, DR. EL KOUNI, DR. NAGUIB AND DR. SCHINAZI MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE LICENSED PATENTS OR LICENSED TECHNOLOGY AND EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES WITH RESPECT TO THE CAPABILITIES, SAFETY, UTILITY, OR COMMERCIAL APPLICATION OF LICENSED PATENTS OR LICENSED TECHNOLOGY.

ARTICLE 10. DAMAGES, INDEMNIFICATION, AND INSURANCE

10.1 No Liability. Dr. el Kouni, Dr. Naguib and Dr. Schinazi shall not be liable to Pharmasset and Pharmasset’s customers, sublicensees or Affiliates for special, incidental, indirect,

or consequential damages resulting from defects in the design, testing, labeling, manufacture, or other application of Licensed Products manufactured, tested, designed, sublicensed, or Sold pursuant to this Agreement.

10.2 Indemnification. Pharmasset shall defend, indemnify, and hold harmless the Indemnitees from and against any and all claims, demands, loss, liability, expense, or damage (including investigative costs, court costs and attorneys’ fees) Indemnitees may suffer, pay, or incur as a result of claims, demands or actions against any of the Indemnitees arising or alleged to arise by reason of or in connection with any and all personal injury and property damage caused or contributed to in whole or in part by Pharmasset’s manufacture, testing, design, use, sale, or labeling of any Licensed Products, or the practice of any Licensed Patents. Pharmasset’s obligations under this Article shall survive the expiration or termination of this Agreement for any reason.

10.3 No Patent Infringement Suit. To the extent that the rights have not already been licensed exclusively to another party, Dr. el Kouni, Dr. Naguib and Dr. Schinazi agree not to sue Pharmasset or its Affiliates or sublicensees for patent infringement for practicing a claim of a patent assigned or licensed to Dr. el Kouni, Dr. Naguib and Dr. Schinazi if practicing said claim is required to make, have made, use, import, offer for Sale, Sell or have Sold Licensed Products.

10.4 Insurance. Without limiting Pharmasset’s indemnity obligations under the preceding paragraph, Pharmasset, its Affiliates, and sublicensees shall maintain throughout the term of this Agreement and for ten (10) years thereafter a liability insurance policy which:

(a) insures Indemnitees for all claims, damages, and actions mentioned in Article 11.1 of this Agreement;

(b) includes a contractual endorsement providing coverage for all liability which may be incurred by Indemnitees in connection with this Agreement;

(c) requires the insurance carrier to provide Dr. el Kouni, Dr. Naguib and Dr. Schinazi with no less than thirty (30) days written notice of any change in the terms or coverage of the policy or its cancellation; and

(d) provides Indemnitees product liability coverage in an amount no less than One Million Dollars ($1,000,000) per occurrence for bodily injury and One Million Dollars ($1,000,000) per occurrence for property damage, subject to a reasonable aggregate amount.

10.5 Notice of Claims. Pharmasset shall promptly notify Dr. el Kouni, Dr. Naguib and Dr. Schinazi of all claims involving the Indemnitees and will advise Dr. el Kouni, Dr. Naguib and Dr. Schinazi of the policy amounts that might be needed to defend and pay any such claims.

ARTICLE 11. TERM AND TERMINATION

11.1 Term. Unless sooner terminated as otherwise provided in this Agreement, the term of this Agreement shall commence on the date hereof and shall continue until the date of expiration of the last to expire of the Licensed Patents, including any renewals or extensions thereof.

11.2 Termination by Dr. el Kouni, Dr. Naguib and Dr. Schinazi. Dr. el Kouni, Dr. Naguib and Dr. Schinazi shall have the right to terminate this Agreement upon the occurrence of any one or more of the following events:

(a) failure of Pharmasset to make any payment required pursuant to this Agreement when due; or

(b) failure of Pharmasset to render reports to Dr. el Kouni, Dr. Naguib and Dr. Schinazi as required by this Agreement; or

(c) the insolvency of Pharmasset; or

(c) the institution of any proceeding by Pharmasset under any bankruptcy, insolvency, or moratorium law; or

(d) any assignment by Pharmasset of substantially all of its assets for the benefit of creditors; or

(e) placement of Pharmasset’s assets in the hands of a trustee or receiver unless the receivership or trust is dissolved within thirty (30) days thereafter; or

(f) the breach of any other material term of this Agreement.

11.3 Notice of Bankruptcy. Each party hereto shall inform the other party hereto of its intention to file a voluntary petition in bankruptcy or its learning of another’s intention to file an involuntary petition in bankruptcy in respect of such party to be receive at least thirty (30) days prior to filing (or learning of) such a petition or intention. A party’s filing without conforming to this requirement shall be deemed a material, pre-petition incurable breach.

11.4 Exercise. Dr. el Kouni, Dr. Naguib and Dr. Schinazi may exercise its right of termination by giving Pharmasset, its trustees or receivers or assigns, sixty (60) days prior written notice of Dr. el Kouni, Dr. Naguib and Dr. Schinazi’s election to terminate. Upon the expiration of such period this Agreement shall automatically terminate unless the Pharmasset has cured the breach. Such notice and termination shall not prejudice Dr. el Kouni, Dr. Naguib and Dr. Schinazi’s right to receive royalties or other sums due hereunder and shall not prejudice any cause of action or claim of Dr. el Kouni, Dr. Naguib and Dr. Schinazi’s accrued or to accrue on account of any breach or default by Pharmasset.

11.5 Failure to Enforce. The failure of Dr. el Kouni, Dr. Naguib and Dr. Schinazi at any time, or for any period of time, to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions or as a waiver of the right of Dr. el Kouni, Dr. Naguib and Dr. Schinazi thereafter to enforce each and every such provision.

11.6 Termination by Pharmasset. Pharmasset may terminate this Agreement at its sole discretion upon four (4) months’ written notice to Dr. el Kouni, Dr. Naguib and Dr. Schinazi. In the event of such termination, Pharmasset agrees, upon the request of Dr. el Kouni,, Dr. Naguib and Dr. Schinazi, to provide Dr. el Kouni, Dr. Naguib and Dr. Schinazi with all existing data in Pharmasset’s possession or control in support of registration of Licensed Products for the Field of

Use with the relevant federal agencies. Dr. el Kouni, Dr. Naguib and Dr. Schinazi shall have the unrestricted right to provide such data to third parties.

11.7 Effect. In the event this Agreement is terminated for any reason whatsoever, Pharmasset shall return, or at Dr. el Kouni, Dr. Naguib and Dr. Schinazi’s direction destroy, all plans, drawings, papers, notes, writings and other documents, and models pertaining to the Licensed Patents or Technology, retaining only one copy in its corporate counsel’s office for the sole purpose of compliance with surviving terms of this Agreement or defense against any legal actions related to this Agreement, shall refrain from using or publishing any portion of the Licensed Technology as provided in Article 8 of this Agreement and shall sell to Dr. el Kouni, Dr. Naguib and Dr. Schinazi at cost all organisms and other biological and chemical materials. Upon termination of this Agreement, Pharmasset shall cease manufacturing, processing, producing, using, or Selling Licensed Products; provided, however, that Pharmasset may continue to Sell in the ordinary course of business for a period of three (3) months reasonable quantities of Licensed Products which are fully manufactured and in Pharmasset’s normal inventory at the date of termination if (a) all monetary obligations of Pharmasset to Dr. el Kouni, Dr. Naguib and Dr. Schinazi have been satisfied and (b) royalties on such sales are paid to Dr. el Kouni, Dr. Naguib and Dr. Schinazi in the amounts and in the manner provided in this Agreement. However, nothing herein shall be construed to release either party of any obligation which mature prior to the effective date of such termination.

11.8 Survival. The provisions of Articles 8, 9, and 10 of this Agreement shall remain in full force and effect notwithstanding the termination of this Agreement.

ARTICLE 12. ASSIGNMENT

Pharmasset may not assign this Agreement or any of the rights or obligations hereunder without the prior written consent of Dr. el Kouni, Dr. Naguib and Dr. Schinazi, except to an Affiliate of Pharmasset or to any other party who acquires all or substantially all of the business of Pharmasset, or all of the business relating to the Licensed Product by merger, sale of assets or otherwise, so long as such Affiliate or other party agrees in writing to be bound by the terms of this Agreement.

ARTICLE 13. ARBITRATION

Any dispute related to this Agreement shall be settled by arbitration. Arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association by three arbitrators, one to be appointed by Dr. el Kouni, Dr. Naguib and Dr. Schinazi, one to be appointed by Pharmasset, and one to be appointed by the two arbitrators appointed by Dr. el Kouni, Dr. Naguib and Dr. Schinazi and Pharmasset. Arbitration shall take place in Atlanta, Georgia, and the decision of the arbitrators shall be enforceable, but not appealable, in any court of competent jurisdiction. The fees and expenses incurred in connection with such arbitration shall be borne by the party initiating the arbitration proceeding (or equally by both parties if both parties jointly initiate such proceeding) subject to reimbursement by the party which does not prevail in such proceeding promptly upon the termination thereof in the event that the party initiating such proceeding is the prevailing party.

ARTICLE 14. MISCELLANEOUS

14.1 Export Controls. Pharmasset acknowledges that Dr. el Kouni, Dr. Naguib and Dr. Schinazi is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities and that Dr. el Kouni, Dr. Naguib and Dr. Schinazi’s obligations under this Agreement are contingent upon compliance with applicable United States export laws and regulations. The transfer of technical data and commodities may require a license from the cognizant agency of the United States government or written assurances by Pharmasset that Pharmasset shall not export data or commodities to certain foreign countries without the prior approval of certain United States agencies. Dr. el Kouni, Dr. Naguib and Dr. Schinazi neither represents that an export license shall not be required nor that, if required, such export license shall issue.

14.2 Legal Compliance. Pharmasset shall comply with all laws and regulations relating to its manufacture, processing, producing, use, Selling, or distributing of Licensed Products. Pharmasset shall not take any action which would cause Dr. el Kouni, Dr. Naguib and Dr. Schinazi or Pharmasset to violate any laws and regulations.

14.3 Independent Contractor. Pharmasset’s relationship to Dr. el Kouni, Dr. Naguib and Dr. Schinazi shall be that of a licensee only. Pharmasset shall not be the agent of Dr. el Kouni, Dr. Naguib and Dr. Schinazi and shall have no authority to act for or on behalf of Dr. el Kouni, Dr. Naguib and Dr. Schinazi in any matter. Persons retained by Pharmasset as employees or agents shall not by reason thereof be deemed to be employees or agents of Dr. el Kouni, Dr. Naguib and Dr. Schinazi.

14.4 Patent Marking. Pharmasset shall mark Licensed Products Sold in the United States with United States patent numbers. Licensed Products manufactured or sold in other countries shall be marked in compliance with the intellectual property laws in force in such foreign countries.

14.5 Use of Names. Pharmasset shall obtain the prior written approval of Dr. el Kouni, Dr. Naguib and Dr. Schinazi prior to making use of its name for any commercial purpose, except as required by sublicensees and by law. As an exception to the foregoing, both Pharmasset and Dr. el Kouni, Dr. Naguib and Dr. Schinazi shall have the right to publicize the existence of this Agreement; however, neither Pharmasset nor Dr. el Kouni, Dr. Naguib and Dr. Schinazi shall disclose the terms and conditions of this Agreement without the other party’s consent, except as required by law.

14.6 Place of Execution. This Agreement and any subsequent modifications or amendments hereto shall be deemed to have been executed in Barbados.

14.7 Governing Law. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the parties hereunder, shall be construed under and governed by the laws of the State of Georgia, USA and the United States of America.

14.8 Entire Agreement. This Agreement constitutes the entire agreement between Dr. el Kouni, Dr. Naguib and Dr. Schinazi and Pharmasset with respect to the subject matter hereof and shall not be modified, amended or terminated except as herein provided or except by another agreement in writing executed by the parties hereto. In the event of any conflict between the terms hereof and the terms of the Primary License, the terms of the Primary License shall control.

14.9 Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable.

If any provision or portion of any provision of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions or portions thereof shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision. In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision which will implement the commercial purpose of this Agreement, this Agreement and the rights granted herein shall terminate.

14.10 Force Majeure. Any delays in, or failure of, performance of any party to this Agreement shall not constitute default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the party affected, including, but not limited to, acts of God, strikes or other work stoppages; civil disturbances, fires, floods, explosions, riots, war, rebellion, sabotage, acts of governmental authority or failure of governmental authority to issue licenses or approvals which may be required.

ARTICLE 15. NOTICES

All notices and other communications shall be hand delivered, sent by private overnight mail service, or sent by registered or certified mail, postage prepaid, return receipt requested, and addressed to the party to receive such notice or other communication at the address given below, or such other address as may hereafter be designated by notice in writing:

If to Dr. el Kouni:	Dr. Mahmoud H. el Kouni
4632 Round Forest Drive
Mountain Brook, AL 35213, USA

If to Dr. Naguib:	Dr. Fardos N. M Naguib
4632 Round Forest Drive
Mountain Brook, AL 35213, USA

If to Dr. Schinazi:	Dr. Raymond Schinazi
1524 Regency Walk Drive
Decatur, GA 30033, USA

If to Pharmasset:	Pharmasset
1860 Montreal Road
Tucker, GA 30084, USA

Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one business day after it is sent via a reputable nationwide overnight courier service, or when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is on a business day; otherwise, on the next business day following such transmission).

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names by their properly and duly authorized officers or representatives as of the date first above written.

Pharmasset, Ltd.

By:	/s/ Martin J. K. Pritchard
Name:	Martin J. K. Pritchard
Title:	Director
Date:	__________________________

By:	/s/ Raymond F. Schinazi
Name:	Raymond F. Schinazi
Title:	Director
Date:	March 1, 1999

Dr. Mahmoud H. el Kouni

By:	/s/ Mahmoud H. el Kouni
Date:	March 1, 1999

Dr. Fardos N. M. Naguib

By:	/s/ Fardos N. M. Naguib
Date:	March 1, 1999

Dr. Raymond F. Schinazi

By:	/s/ Raymond F. Schinazi
Date:	March 1, 1999

EXHIBIT A

As of May 14, 1999

Nutter, McClennen & Fish, LLP Docket Number	Country	Serial Number/ Patent Number	Inventor(s)	Filed/ Issued/ Granted	Pending Action
22728-001	USA	08/146,838 5,476,855	Mahmoud H. el Kouni Fardos N. M. Naguib Raymond F. Schinazi	11/2/93 12/10/05	*Reissue Application See 22728-008**

22728-002	USA	5,721,241	Mahmoud H. el Kouni Fardos N. M. Naguib Raymond F. Schinazi	2/24/98	Issued Maintenance fees due 2/24/01.

22728-003	Australia	6 99914	Mahmoud H. el Kouni Fardos N. M. Naguib Raymond F. Schinazi	4/1/99	Granted.

22728-004	Canada	2,176,720	Mahmoud H. el Kouni Fardos N. M. Naguib Raymond F. Schinazi	9/30/94	Pending, Request Examination by 9/30/01.

22728-005	European	94 92 9398.9	Mahmoud H. el Kouni Fardos N. M. Naguib Raymond F. Schinazi	9/30/94	Currently undergoing Examination, Instructions to associate due 6/15/99.

22728-006	Japan	07-513211	Mahmoud H. el Kouni Fardos N. M. Naguib Raymond F. Schinazi	9/30/94	Petition for Examination due 9/30/01.

Nutter, McClennen & Fish, LLP Docket Number	Country	Serial Number/ Patent Number	Inventor(s)	Filed/ Issued/ Granted	Pending Action
22728-007	PCT	PCT/ US94/l1173	Mahmoud H. el Kouni Fardos N. M. Naguib Raymond F. Schinazi	9/30/94	Completed Entered National Stage (see 003, 004, 005, 006).

22728-008	USA	08/980,629	Mahmoud H. el Kouni Fardos N. M. Naguib Raymond F. Schinazi	12/1/97	Reissue Application, Response due 6/29/99.